Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Carlos H. Cascos
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

SW Innovative Holdings, Inc.
800241792

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 10/10/2016

Effective: 10/10/2016

Carlos H. Cascos
Secretary of State

FILED
in the Office of the Secretary of State of Texas
OCT 10 2016
Corporations Section

Certificate of Amendment
Of
SW INNOVATIVE HOLDINGS, INC.
d. b. a. Everybody's Phone Company

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, the undersigned filing entity adopts this Certificate of Amendment to its Certificate of Formation:

ARTICLE ONE

The name of the filing entity is SW INNOVATIVE HOLDINGS, INC. d. b. a. EVERYBODY'S PHONE COMPANY (the "Corporation"). The Corporation is a for-profit corporation. The filing number issued by the Secretary of State is 800241792. The date of formation of the entity is September 2, 2003.

ARTICLE TWO

The amendment changes the article that states the number of shares the Corporation shall have authority to issue and the par value of those shares. The article in the Certificate of Formation is amended to read as follows:

The following amendments to the Articles of Incorporation were adopted by unanimous written consent of the directors and by shareholders constituting 66.7% of the vote of the shareholders entitled to vote on September 1, 2016.

The amendment alters or changes Article IV of the Articles of Incorporation to reflect a 1:1,000 reverse stock split and then to increase the authorized shares of common stock following the reverse stock split to 500,000,000 shares of common stock and reauthorizing the par value at $.001 per share. Following the reverse stock split, Article IV shall be modified to read as follows:

"SW Innovative Holdings, Inc. d. b. a. Everybody's Phone Company" is authorized to issue 500,000,000 shares of class "A" common stock at a par value of $0.001 (one) cent each.

In addition, SW Innovative Holdings, Inc. d. b. a. Everybody's Phone Company is authorized to issue 50,000,000 shares of preferred stock, par value $1.00 (one) dollar each (the "Preferred Shares").

In addition, SW Innovative Holdings, Inc. d. b. a. Everybody's Phone Company designates 60,000 preferred shares of the authorized 50,000,000 preferred shares as Class A Preferred Stock and shall be entitled to 550,000 votes per share on any matter which requires a vote of shareholders; they shall have a preference in any liquidation of the Company of $0.05 per share, which shall be paid before any distribution is made to shares of common stock; and they shall not have a fixed dividend, but can receive dividends at any time dividends are declared by the Board of Directors on shares of common stock, provided that the dividend rate per share of Class A Preferred Stock cannot exceed the dividend rate per share of common stock which is declared at the same time. Shares of Class A Preferred Stock shall not have preemptive or other subscription rights to purchase shares of Preferred Stock or common stock and are not convertible, redeemable or assessable.

ARTICLE THREE

The amendment was approved in the manner required by the Texas Business Organizations Code and the governing documents of the Corporation.

ARTICLE FOUR

This document will become effective on the date it is filed with the Secretary of State.

ARTICLE FIVE

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

DATED this the Tenth day of October, 2016.

SW INNOVATIVE
HOLDINGS, INC.
d. b. a. EVERYBODY'S
PHONE COMPANY

Norman George
President

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Carlos H. Cascos
Secretary of State

Office of the Secretary of State

October 11, 2016

Lawyer's Aid Service Inc
PO Box 848
Austin, TX 78767 USA

RE: SW Innovative Holdings, Inc.
File Number: 800241792

It has been our pleasure to file the Certificate of Amendment for the referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we may be of further service at any time, please let us know.

Sincerely,

Corporations Section
Business & Public Filings Division
(512) 463-5555

Enclosure